Exhibit 10.1

EXECUTION VERSION

CREDIT SUISSE AG

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, NY 10010

June 9, 2014

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Attention:	David A. Zinsner
Vice President, Finance and Chief Financial Officer

PROJECT HARVARD

$2,000,000,000 Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Analog Devices, Inc. (“ADI” or “you”) has advised Credit Suisse AG (acting through such of its branches or affiliates as it may designate, “CS” or the “Initial Lender”) and Credit Suisse Securities (USA) LLC (“CS Securities” or the “Arranger”; and together with the Initial Lender and their respective affiliates, “Credit Suisse”, “we” or “us”) that ADI intends to consummate the Acquisition and the other Transactions (each such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).

You have further advised us that, in connection therewith, ADI will obtain the term loan facility (the “Facility”) described in the Term Sheet, in an aggregate principal amount of up to $2,000,000,000.

1.	Commitments.

In connection with the foregoing, CS is pleased to advise you of its commitment to provide the entire principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet and the other attachments hereto, this “Commitment Letter”).

2.	Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facility, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation

(other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain Lenders’ commitments to the Facility unless you and we shall so agree.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facility, to syndicate all or a portion of the Initial Lender’s commitment with respect to the Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by us in consultation with and reasonably acceptable to you. You agree to provide us with a period of at least 15 consecutive business days following the launch of the general syndication of the Facility to syndicate the Facility provided that (x) neither July 3, 2014 nor November 27, 2014 shall constitute business days for purposes of the foregoing requirement and (y) if such period has not ended prior to August 18, 2014, then it will not commence any earlier than September 3, 2014. We intend to commence syndication efforts promptly upon the completion of the marketing materials referred to below, and you agree to actively assist us in completing a reasonably satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between your senior management, representatives and advisors and the proposed Lenders, (c) your using commercially reasonable efforts to obtain, prior to the launch of the syndication, updated public corporate ratings and public corporate family ratings from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, (d) assistance by you in the preparation of a Confidential Information Memorandum for the Facility and other marketing materials to be used in connection with the syndication (the “Information Materials”), and (e) the hosting, with the Arranger, of one or more meetings of prospective Lenders. You agree, at the request of the Arranger, to assist in the preparation of a version of the Information Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, ADI or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to the Arranger (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation. You further agree that each document to be disseminated by the Arranger to any Lender in connection with the Facility will, at the request of the Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facility; (b) administrative materials prepared by the Arranger or Initial Lender for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facility.

The Arranger will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to the Arranger all information with respect to ADI, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arranger may reasonably request.

Without limiting your obligations to assist with syndication efforts as set forth above, each of the Arranger and Initial Lender agrees that neither the completion of syndication nor the obtaining of ratings from S&P or Moody’s is a condition to their commitments hereunder.

To ensure an orderly and effective syndication of the Facility, you agree that, prior to and during the Syndication Period (as defined below), there shall be no other issues of debt securities or commercial bank or other credit facilities of ADI, the Company or their respective subsidiaries being announced, offered, placed or arranged that could have an adverse impact on the syndication of the Facility, in each case without the prior written consent of CS Securities (other than indebtedness incurred in the ordinary course of business, including, without limitation, borrowings under existing credit facilities and indebtedness permitted to be incurred by the Company and its subsidiaries pursuant to the Merger Agreement).

As used herein and in the Fee Letter, “Syndication Period” shall mean the period from the date of your acceptance of this Commitment Letter until the earlier of (i) the date on which a “successful syndication” (as defined in the Fee Letter) is achieved and (ii) 60 days after the Closing Date.

Notwithstanding the Initial Lender’s right to syndicate the Facility and receive commitments with respect thereto, except in each case set forth below with respect to assignments made with your consent as expressly provided in Section 9, (i) the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the entire Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including its commitment in respect thereof, until after the initial funding of the Facility, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitment in respect of the Facility until the initial funding of the Facility and (iii) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Facility.

4.	Information.

You hereby represent and warrant (with respect to Information (as defined below) and Projections relating to the Company and its affiliates, to the best of your knowledge) that (a) all information other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, taken as a whole and together with your other public filings, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being understood that Projections are subject to significant uncertainties and there can be no assurance that the results therein will be realized). You agree that if at any time prior to the closing of the Facility any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for our agreements hereunder, you agree to pay to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facility (the “Fee Letter”).

6.	Conditions Precedent.

The Initial Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject solely to the conditions expressly set forth in Exhibit B hereto.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you, the Company or any of your or their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified

Person, (ii) resulting from a claim brought by ADI against an Indemnified Person for a breach of such Indemnified Person’s obligations hereunder, if ADI has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than against an Arranger or Agent acting in its capacity as such) and (b) to reimburse each of us from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other reasonable charges of counsel), in each case, incurred in connection with the Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facility and any ancillary documents in connection therewith. Notwithstanding any other provision in this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to the Facility.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and either of us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether either of us has advised or is advising you on other matters, (b) each of us, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of either of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that neither of us has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against either of us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto. Any review by us of ADI, the Company, the Transactions, and the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of each of us and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of us may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by either of us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of the Initial Lender and the Arranger (and any attempted assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). The Initial Lender may not assign its commitments, duties or obligations hereunder without your prior written consent and any attempted assignment without such consent shall be null and void; provided that (i) any assignment to one or more prospective Lenders with your consent shall release the Initial Lender from the portion of its commitment hereunder so assigned; provided that such assignee has executed either (x) a joinder agreement pursuant to which such assignee agrees to be bound by the terms of this Commitment Letter which shall be reasonably satisfactory to you or (y) the definitive documentation for the Facility, (ii) any and all obligations of and services to be provided by the Initial Lender or the Arranger hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of the Initial Lender or the Arranger hereunder may be exercised by or through any of their respective affiliates or branches (provided that the Initial Lender or the Arranger, as applicable, shall remain solely responsible to you for such performance or exercise) and, in connection with such performance or exercise, the Initial Lender or the Arranger may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Initial Lender and the Arranger hereunder. For purposes of the foregoing provisions of this Section 9, you agree that you will promptly consent to any requested assignment to the persons identified by you in writing to us on or prior to the date hereof as “Permitted Lenders”.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. Notwithstanding anything in Section 12 to the contrary, the Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of ADI and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Arranger. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facility. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN SCHEDULE B-I HERETO) AND/OR WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OR YOUR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE MERGER AGREEMENT OR THE RIGHT TO ELECT NOT TO CONSUMMATE THE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, SOLELY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAW.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of either of us pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us in writing prior to such disclosure); provided that you may disclose this Commitment Letter and the contents hereof and, in the case of clause (i), the Fee Letter and the contents thereof (provided that the Fee Letter is redacted in a manner satisfactory to us) to (i) the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) to Moody’s and S&P on a confidential basis, (iii) to the extent you reasonably determine that such disclosure is advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof (in which case you agree to inform us in writing prior to such disclosure) and (iv) with our prior written consent; provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each of us will, until the earlier of (i) the date that is one year after the date hereof and (ii) the Closing Date (at which point, the confidentiality provisions of the definitive documentation will supersede), treat as confidential all confidential information provided to us by or on behalf of you hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information, (e) to actual or potential assignees, participants or derivative investors in the Facility who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) with your prior written consent or (g) for purposes of establishing a “due diligence” defense.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitment hereunder and our agreements to perform the services described herein.

14.	PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender is required to obtain, verify and record information that identifies ADI and any guarantor of the Facility, which information includes the name, address, tax identification number and other information regarding such person that will allow each of us or such Lender to identify such person in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You agree that we can share any information provided by you pursuant to this paragraph with each other Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on June 9, 2014. The Initial Lender’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Initial Lender only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on December 8, 2014 (or such earlier date on which (i) the Tender Offer lapses or is withdrawn or (ii) the Merger Agreement terminates or you publicly announce your intention not to proceed with the Acquisition), then this Commitment Letter and the Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless each of us shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Shar Aghili
Name: Shar Aghili
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signatory

[Commitment Letter Signature Page]

Accepted and agreed to as of the date first above written:

ANALOG DEVICES, INC.

By	/s/ Vincent Roche
Name: Vincent Roche
Title: President and Chief Executive Officer

[Commitment Letter Signature Page]

June 9, 2014	EXHIBIT A

PROJECT HARVARD

$2,000,000,000 Term Loan Facility

Summary of Principal Terms and Conditions

Borrower:	Initially, Analog Devices, Inc., a Massachusetts corporation (“ADI”); provided that, upon consummation of the Assumption (as defined below), a wholly owned subsidiary of ADI organized under the laws of the Republic of Ireland (or the laws of the United States or another mutually acceptable non-US jurisdiction) (the “Subsidiary Borrower”) shall be the Borrower.

Company:	A Delaware corporation previously identified to the Arranger (as defined below) as “Harvard” (the “Company”).

Transactions:	ADI intends to acquire (the “Acquisition”) all the equity interests of the Company pursuant to an agreement and plan of merger to be entered into among ADI, a newly formed wholly owned subsidiary of ADI incorporated in the State of Delaware (“Merger Sub”) and the Company (as in effect on the date hereof, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will commence a tender offer (the “Tender Offer”) to purchase all the outstanding shares of common stock, $0.01 par value per share (the “Shares”), of the Company for aggregate cash consideration (the “Acquisition Consideration”) provided for in the Merger Agreement. The Tender Offer will be conditioned upon, among other things, the minimum percentage of Shares being validly tendered and not withdrawn so as to enable Merger Sub and the Company to consummate a merger (the “Merger”) under Section 251(h) of the Delaware General Corporation Law without the affirmative vote of any equity holder of the Company other than Merger Sub (the “Minimum Condition”). Pursuant to the Merger, Merger Sub will merge with and into the Company, with the surviving corporation being a wholly owned subsidiary of ADI and with each outstanding Share not acquired pursuant to the Tender Offer being converted, subject to stockholder dissent rights, into the right to receive the same cash consideration paid per Share pursuant to the Tender Offer. In connection with the foregoing, (a) ADI will obtain the term loan facility, as described below under the caption “Facility”, and (b) ADI will pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Acquisition Transactions”.

Assumption:

Following the consummation of the Acquisition, the Subsidiary Borrower may enter into a novation agreement under which the Subsidiary Borrower would assume as primary obligor (the “Assumption”) all of ADI’s obligations under the Facility described below, and would be substituted as the borrower thereunder, and ADI would be released of its obligations as principal and would irrevocably and unconditionally guarantee (the “Guarantee”) all of the obligations of the Subsidiary Borrower thereunder. ADI’s obligations would be solely as a guarantor and the Guarantee shall provide that the Agent and Lenders may assert claims under the Guarantee only after a default by the Subsidiary Borrower and the continuance of that default beyond all grace and cure periods.

As used herein, (a) the term “Borrower” means (i) prior to the Assumption, ADI, and (ii) from and after the Assumption, the Subsidiary Borrower, and (b) the term “Transactions” means the Acquisition Transactions and the Assumption.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC (“CS Securities”) will act as sole bookrunner and sole lead arranger for the Facility (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	One or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	One or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Facility:	A 90-day term loan facility in an aggregate principal amount of up to $2,000,000,000 (the “Facility”).

Purpose:	The proceeds of the Facility will be used by the Borrower on the date of the drawing thereof (the “Closing Date”), together with cash on hand at the Company, solely (a) to pay the Acquisition Consideration and (b) to pay the Transaction Costs.

Availability:	The Facility must be drawn in a single drawing on the date that the Shares are first purchased pursuant to the Tender Offer. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Schedule I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Final Maturity and Amortization:	The Facility will mature on the date that is 90 days after the Closing Date and will not require interim scheduled amortization.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:	The same as ADI’s credit agreement dated as of December 19, 2012 (the “Existing Credit Agreement”) (modified as necessary to reflect the transactions contemplated hereby), and limited to the following: existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; disclosure; compliance with laws; taxpayer identification number; intellectual property; licenses; OFAC; and anti-terrorism laws.

Conditions Precedent to Borrowing:	The borrowing under the Facility will be subject solely to the conditions precedent set forth in Exhibit B to the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”).

Affirmative Covenants:	The same as the Existing Credit Agreement (to be applicable to the Borrower and its subsidiaries and modified as necessary to reflect the transactions contemplated hereby), and limited to the following: financial statements; certificates; other information; notices; payment of obligations; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; and use of proceeds. In addition, ADI shall cause the Merger to be consummated as promptly as practicable following the initial purchase of Shares in the Tender Offer.

Negative Covenants:	The same as the Existing Credit Agreement (to be applicable to the Borrower and its subsidiaries and modified as necessary or appropriate to reflect the transactions contemplated hereby (including so as to permit the Assumption)), and limited to the following: liens; indebtedness; fundamental changes; dispositions; change in nature of business; transactions with affiliates; burdensome agreements; use of proceeds; organization documents; fiscal year; and legal name, state of formation and form of entity.

Financial Covenant:	The Borrower shall not permit the Consolidated Leverage Ratio (as defined in the Existing Credit Agreement), as at the end of any fiscal quarter of the Borrower, to be greater than 3.0 to 1.0.

Events of Default:	The same as the Existing Credit Agreement (modified as necessary to reflect the transactions contemplated hereby) relating to the Borrower and its subsidiaries (subject to thresholds and grace periods as set forth in the Existing Credit Agreement), and limited to the following: incorrectness of representations or warranties in any material respect; nonpayment of principal, interest or other amounts; violation of covenants; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; invalidity of loan documents (including the Guarantee) and Change in Control (as defined in the Existing Credit Agreement).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facility, except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity of the loans or commitments of such Lender, (d) changes to certain pro rata requirements affecting such Lender, (e) changes to the voting provisions and (f) the release of the Guarantee.

Cost and Yield Protection:	The same as the Existing Credit Agreement (modified as appropriate to reflect the Assumption).

Assignments and Participations:	The Lenders will be permitted to assign funded loans under the Facility to other Lenders (or their affiliates) without restriction (except as otherwise provided in the Existing Credit Agreement), or to other financial institutions with the consent of the Borrower and the Agent, in each case not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have given its consent if it has not responded within 10 business days of a written request for such consent. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity of the loans or commitments in which such participant participates, (d) changes to certain pro rata requirements affecting such participant, (e) changes to the voting provisions and (f) the release of the Guarantee.

Expenses and Indemnification:	Substantially similar to the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

SCHEDULE I

Interest Rates:

Interest will be, at the option of the Borrower, Adjusted LIBOR plus 1.00% or the ABR flat.[1]

The Borrower may elect interest periods of 1, 2 or 3 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Rate loans based on CS’s prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) CS’s prime rate, (b) the federal funds effective rate plus  1⁄2 of 1.00% and (c) the Adjusted LIBOR for a one-month interest period, plus 1.00%.

“Adjusted LIBOR” means the London interbank offered rate for U.S. dollars (for the applicable interest period), which will at all times include statutory reserves.

[1]	Interest rate margins shall increase by 0.25% if, on or after the date of the Commitment Letter, ADI’s indicative or actual corporate rating or corporate family rating is downgraded by one notch or more by S&P or Moody’s.

EXHIBIT B

PROJECT HARVARD

$2,000,000,000 Term Loan Facility

Summary of Conditions Precedent2

The borrowing under the Facility shall be subject to the following conditions precedent:

1. The Tender Offer shall be consummated prior to or simultaneously with the closing under the Facility in accordance with the terms of the Merger Agreement. Neither the Merger Agreement nor any provision of the Tender Offer shall have been amended, waived or modified in any respect that is material and adverse to the Lenders or the Arranger without the Arranger’s prior written consent (it being understood that any change in the Minimum Condition (as defined in the Merger Agreement) shall be deemed to be material and adverse to the Lenders and the Arranger).

2. The Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of ADI and the Company, in each case for the last three fiscal years to have been completed at least 90 days prior to the Closing Date, and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of ADI and the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date. The Arranger hereby acknowledges receipt of all such information for all relevant periods ended on or prior to March 31, 2014.

3. The Arranger shall have received, at least five business days prior to the Closing Date, all documentation and other information requested at least ten business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

4. The Arranger shall have received customary legal opinions, corporate documents and officers’ and public officials’ certifications; evidence of authority; delivery of notice; and accuracy of the Merger Agreement Representations and the Specified Representations (as defined below).

5. Since March 31, 2014, there not having occurred any change, circumstance or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Schedule B-I hereto).

6. The definitive documentation with respect to the Facility, in form and substance consistent with the Commitment Letter and otherwise reasonably satisfactory to the Arranger and the Borrower, shall have been executed and delivered by the parties thereto (it being agreed that the definitive documentation shall be substantially similar to the Existing Credit Agreement, with modifications as are necessary to be consistent with the Commitment Letter or appropriate to reflect the Transactions.)

7. The Borrower shall have paid all fees, expenses and other amounts payable by it under the Commitment Letter and the Fee Letter on or prior to the Closing Date to the extent such amounts are invoiced at least one business day prior to the Closing Date.

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

Notwithstanding anything in the Commitment Letter, the Fee Letter or the definitive documentation or any other agreement or undertaking related to the Facility to the contrary, (a) the only representations relating to the Borrower and its subsidiaries, businesses and assets, and the Company and its subsidiaries, business and assets, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its affiliates) has the right to terminate its obligations under the Merger Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facility shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth or referred to in the Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to organization, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facility, the enforceability of such documentation, Federal Reserve margin regulations, the Investment Company Act, OFAC, PATRIOT Act and no conflicts between the definitive documentation for the Facility and the organization documents of ADI.

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SCHEDULE B-1

Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement.

“Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, has (i) a material adverse effect on the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the effect of materially impairing the ability of the Company to consummate the Transactions (as defined in the Merger Agreement); provided that, solely for purposes of clause (i) above, none of the following, and no Change arising out of or resulting from the following, in each case to the extent arising after the date of the Merger Agreement, shall constitute (in and of itself) a Company Material Adverse Effect or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (except, in the cases of clauses (x) and (y)(A), (E) and (F), where the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other persons operating in the industries or markets in which the Company and its Subsidiaries operate): (x) any Change generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets or political conditions in the United States or elsewhere in the world where the Company and its Subsidiaries operate, including changes in interest or exchange rates, or (y) any Change arising out of, resulting from or attributable to (A) changes or prospective changes in law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing in the United States or elsewhere in the world where the Company and its Subsidiaries operate, (B) the announcement or pendency of the Merger Agreement, (C) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by the Merger Agreement or the failure by the Company or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the Merger Agreement, provided in each case that the Company shall have requested that the Parent waive the applicable provision of the Merger Agreement and the Parent shall have refused to grant such waiver, (D) any action, suit, claim or other investigation or proceeding made, brought or threatened by any of the current or former stockholders of the Company (on their own behalf or in the name of the Company) alleging that the Company Board has breached its fiduciary duties as a result of the approval by the Company Board of this Agreement, (E) acts of war (whether or not declared), hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), hostilities, sabotage or terrorism in the United States or elsewhere in the world where the Company and its Subsidiaries operate, (F) pandemics, earthquakes, hurricanes, tornados or other natural disasters in the United States or elsewhere in the world where the Company and its Subsidiaries operate, (G) any decline in the market price, or change in trading volume, of the Company Common Stock (it being understood, in each case, that the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (H) any failure by the Company to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

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